Exhibit 99.1

April 25, 2016	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports 1Q Operating EPS1 of $1.26 and GAAP EPS of $1.39

Operating EPS1 Increased 8 Percent, Excluding Currency

Increased Full-Year 2016 Operating Earnings1 Outlook Range to $3.05 - $3.20 Per Share

First Quarter Highlights

•
First-quarter operating earnings[1] were $1.26 per share, equal to the prior year. Excluding $0.10 per share of negative impact from currency, operating EPS[1] increased 8 percent versus prior year. GAAP[2] earnings per share were $1.39 versus $1.11 in prior year.

•	Operating costs[3] declined by approximately $135 million, a 7 percent reduction versus prior year. Corporate expenses, on an operating earnings[1] basis, declined 44 percent versus prior year.

•
Local price and product mix gains of 2 percent in Agriculture and 3 percent volume growth in Nutrition & Health were more than offset by declines in most of the other segments, resulting in sales declining 2 percent, excluding currency. Currency negatively impacted sales by an additional 4 percent.

•
Agriculture sales reflected benefits from local price and product mix, higher corn area and a strong start to the North American corn season more than offset by negative currency impact and lower crop protection and soybean volumes.

•
Segment pre-tax operating earnings[1] of $1,717 million included approximately $110 million of negative impact from currency. Operating margins expanded in Protection Solutions, Industrial Biosciences, Nutrition & Health and Agriculture.

•	DuPont now expects full-year 2016 operating earnings[1] to be in the range of $3.05 - $3.20 per share, an increase of $0.10 per share from the previous outlook.

WILMINGTON, Del., April 25, 2016 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced first-quarter 2016 operating earnings1 of $1.26 per share compared with $1.26 per share in the prior year. GAAP2 earnings were $1.39 per share, compared with $1.11 per share in the prior year. Refer to Schedule B for details of significant items.

First-quarter sales totaled $7.4 billion, a decline of 6 percent versus prior year due to negative impacts from currency (4 percent) and volume (2 percent).

1Operating earnings and operating earnings per share are defined as earnings excluding significant items and non-operating pension/OPEB costs. See schedules A, C, and D for reconciliations of non-GAAP measures.
2Generally Accepted Accounting Principles (GAAP)
3Operating costs defined as other operating charges, selling, general & administrative, and research & development costs, excluding significant items and non-operating pension/OPEB costs. See Schedule D for reconciliation of non-GAAP measures.

E.I. du Pont de Nemours and Company

Today, DuPont’s board of directors approved a second-quarter dividend of $0.38 per share, the 447th consecutive quarterly dividend since the company's first dividend in the fourth quarter of 1904. The second-quarter dividend of $0.38 per share of common stock is payable on June 10, 2016, to stockholders of record at the close of business on May 13, 2016. Regular quarterly dividends of $1.125 per share on the $4.50 series preferred stock and $0.875 cents per share on the $3.50 series preferred stock also were declared, both payable on July 25, 2016, to stockholders of record as of July 8, 2016.

“Solid execution, local price and product mix gains, and higher corn area led to a strong start to the year for our Ag business,” said Ed Breen, Chair and CEO of DuPont. “Our other businesses generally performed well, slightly above our expectations. We made progress with our global cost savings and restructuring plan and are on track for savings of $730 million in 2016, including significant improvements in our corporate cost performance.” He added, “We also continued to achieve key milestones in our intended merger of equals with Dow and as we look ahead to the rest of the year, we remain focused on accelerating our value-creation work, investing in our core franchises, and closing the intended merger of equals.”

Global Consolidated Net Sales - 1st Quarter

	Three Months Ended
	March 31, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$3,590	(3)	(1)	—	(1)	(1)
EMEA*	2,005	(8)	1	(6)	(3)	—
Asia Pacific	1,280	(6)	(3)	(2)	(3)	2
Latin America	530	(12)	7	(17)	(1)	(1)

Total Consolidated Net Sales	$7,405	(6)	—	(4)	(2)	—

* Europe, Middle East & Africa

Segment Net Sales - 1st Quarter

	Three Months Ended
	March 31, 2016		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$3,786	(4)	2	(5)	(1)	—
Electronics & Communications	452	(13)	(3)	(1)	(9)	—
Industrial Biosciences	352	1	2	(3)	1	1
Nutrition & Health	801	(1)	—	(4)	3	—
Performance Materials	1,249	(10)	(5)	(2)	(3)	—
Protection Solutions	729	(8)	(1)	(2)	(5)	—
Other	36
Consolidated Net Sales	$7,405	(6)	—	(4)	(2)	—

Operating Earnings (1) - 1st Quarter

			Change vs. 2015
(Dollars in millions)	1Q16	1Q15	$	%
Agriculture	$1,101	$1,138	$(37)	-3%
Electronics & Communications	59	79	(20)	-25%
Industrial Biosciences	63	54	9	17%
Nutrition & Health	104	86	18	21%
Performance Materials	273	317	(44)	-14%
Protection Solutions	176	167	9	5%
Other	(59)	(31)	(28)	-90%
Total segment operating earnings (2)	1,717	1,810	(93)	-5%

Exchange gains (losses) (2),(3)	(121)	142	(263)	nm
Corporate expenses (2)	(86)	(154)	68	-44%
Interest expense	(92)	(84)	(8)	10%
Operating earnings before income taxes	1,418	1,714	(296)	-17%

Provision for income taxes on operating earnings	(303)	(557)	254
Less: Net income attributable to noncontrolling interests	6	4	2
Operating earnings	$1,109	$1,153	$(44)	-4%

Operating earnings per share	$1.26	$1.26	$—	—%

(1) See Schedules A, C, and D for reconciliations of non-GAAP measures.
(2) See Schedules B and C for listing of significant items and their impact by segment.
(3) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing first quarter with the prior year, unless otherwise noted.

Agriculture - Operating earnings of $1,101 million decreased $37 million, or 3 percent, as local price and product mix gains and cost savings were more than offset by an $83 million negative currency impact, lower volumes and about a $40 million negative impact from the shutdown of the La Porte manufacturing facility primarily due to lost sales and inventory write-offs. Increased corn seed volume was more than offset by lower insecticide and soybean volumes. Excluding the impact of currency, operating earnings increased by 4 percent.
Electronics & Communications - Operating earnings of $59 million decreased $20 million, or 25 percent, as cost savings and increased demand for Tedlar® film were more than offset by competitive pressures impacting Solamet® paste, lower demand in consumer electronics, and a $16 million litigation expense.
Industrial Biosciences - Operating earnings of $63 million increased $9 million, or 17 percent, reflecting pricing gains on new product introductions in bioactives, increased demand for biomaterials, and the absence of a prior year one-time cost in CleanTech, partially offset by a $1 million negative impact from currency. Operating margins expanded by 250 basis points. Excluding the impact of currency, operating earnings increased 19 percent.
Nutrition & Health - Operating earnings of $104 million increased $18 million, or 21 percent, on broad-based volume growth in probiotics, cultures, ingredient systems, texturants, and specialty proteins, and cost savings partially offset by a $3 million negative currency impact. Operating margins expanded by 240 basis points. Excluding the impact of currency, operating earnings increased by 24 percent.
Performance Materials - Operating earnings of $273 million decreased $44 million, or 14 percent. Lower costs and increased demand in Asia Pacific automotive markets, primarily China, were more than offset by lower demand for ethylene and ethylene-based products, lower local price, and $19 million of negative impact from currency. Excluding the impact of currency, operating earnings decreased by 8 percent.
Protection Solutions - Operating earnings of $176 million increased $9 million, or 5 percent, on lower costs and improved plant utilization at the Chambers Works facility, partially offset by lower volumes and a $6 million negative currency impact. Operating margins expanded by 300 basis points. Volume declines in Nomex® thermal-resistant fiber, Kevlar® high-strength material and Tyvek® protective material were driven by weakness in the oil and gas industry, delays in military spending, and lower industrial market demand. Excluding the impact of currency, operating earnings increased by 9 percent.
2016 Outlook
The company now expects full-year 2016 operating earnings1 to be in the range of $3.05 to $3.20 per share, up from prior guidance of $2.95 to $3.10 per share, an increase of 10 to 16 percent over the prior year. The estimated negative currency impact for full year 2016 is now expected to be about $0.20 per share, versus a previously communicated estimate of $0.30 per share.  The U.S. dollar has weakened against most currencies since the estimate provided on January 26, 2016.  The estimated headwind from a higher base tax rate in 2016 is now expected to be about $0.10 per share.  In addition, the company’s guidance includes higher corn planted area than previously forecast and a headwind from the impact of Pioneer’s transition to an agency-based route-to-market approach in the southern U.S., which will shift some sales from 2016 to the first quarter of 2017.  The company continues to expect a benefit of $0.64 per share from the 2016 global cost savings and restructuring plan.  For the first half 2016, the company expects operating earnings to be about flat with the prior year. Seasonal timing benefits realized through March from a stronger-than-expected start in Agriculture are anticipated to be offset in the second quarter.

DuPont will hold a conference call and webcast on Tuesday, April 26, 2016, at 8:00 AM EDT to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 7861619#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
Management believes that certain non-GAAP measurements are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward Looking Statements: This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses; and risks related to the agreement entered on December 11, 2015, with The Dow Chemical Company pursuant to which the companies have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction. Important risk factors relating to the proposed transaction and intended business separations include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separations, including anticipated timing, any changes to the configuration of businesses included in the potential separation if implemented, (iii) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (iv) potential litigation relating to the proposed transaction that could be instituted against Dow, DuPont or their respective directors, (v) the risk that disruptions from the proposed transaction will harm

Dow’s or DuPont’s business, including current plans and operations, (vi) the ability of Dow or DuPont to retain and hire key personnel, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (viii) uncertainty as to the long-term value of DowDuPont common stock, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments, (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Dow’s and/or DuPont’s financial performance, (xii) certain restrictions during the pendency of the merger that may impact Dow’s or DuPont’s ability to pursue certain business opportunities or strategic transactions and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement/prospectus included in the preliminary registration statement on Form S-4 filed with the SEC in connection with the proposed merger. While the list of factors presented here is, and the list of factors presented in the preliminary registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Dow nor DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements regarding the proposed transaction and intended business separations, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. The company undertakes no duty to publicly revise or update any forward-looking statements as a result of future developments, or new information or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

# # #
4/25/16

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended March 31,
	2016	2015
Net sales	$7,405	$7,837
Cost of goods sold	4,242	4,516
Other operating charges (1)	185	148
Selling, general and administrative expenses (1)	1,128	1,220
Research and development expense	418	479
Other income, net (1)	(372)	(199)
Interest expense	92	84
Employee separation / asset related charges, net (1)	77	38

Income from continuing operations before income taxes	1,635	1,551
Provision for income taxes on continuing operations (1)	406	530
Income from continuing operations after income taxes	1,229	1,021
Income from discontinued operations after income taxes	3	14

Net income	1,232	1,035

Less: Net income attributable to noncontrolling interests	6	4

Net income attributable to DuPont	$1,226	$1,031

Basic earnings per share of common stock:
Basic earnings per share of common stock from continuing operations	$1.40	$1.12
Basic earnings per share of common stock from discontinued operations	—	.01
Basic earnings per share of common stock (2)	$1.40	$1.13

Diluted earnings per share of common stock:
Diluted earnings per share of common stock from continuing operations	$1.39	$1.11
Diluted earnings per share of common stock from discontinued operations	—	.01
Diluted earnings per share of common stock (2)	$1.39	$1.13

Dividends per share of common stock	$0.38	$0.47

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	873,546,000	906,835,000
Diluted	877,251,000	913,819,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended March 31,
	2016	2015	% Change
Income from continuing operations after income taxes (GAAP)	$1,229	$1,021	20%
Less: Significant items benefit (charge) included in income from continuing operations after income taxes (per Schedule B)	160	(57)
Non-operating pension/OPEB costs included in income from continuing operations after income taxes (3)	(46)	(79)
Net income attributable to noncontrolling interest from continuing operations	6	4
Operating earnings (Non-GAAP)	$1,109	$1,153	(4)%

Earnings per share from continuing operations (GAAP)	$1.39	$1.11	25%
Less: Significant items benefit (charge) included in EPS (per Schedule B)	0.18	(0.06)
Non-operating pension/OPEB costs included in EPS (3)	(0.05)	(0.09)
Operating EPS (Non-GAAP)	$1.26	$1.26	—%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$4,166	$5,300
Marketable securities	623	906
Accounts and notes receivable, net	6,917	4,643
Inventories	5,482	6,140
Prepaid expenses	677	398
Total current assets	17,865	17,387
Property, plant and equipment, net of accumulated depreciation (March 31, 2016- $14,621; December 31, 2015 - $14,346)	9,649	9,784
Goodwill	4,256	4,248
Other intangible assets	4,071	4,144
Investment in affiliates	689	688
Deferred income taxes	4,142	3,799
Other assets	1,129	1,116
Total	$41,801	$41,166

Liabilities and Equity
Current liabilities
Accounts payable	$2,773	$3,398
Short-term borrowings and capital lease obligations	1,625	1,165
Income taxes	171	173
Other accrued liabilities	4,386	5,580
Total current liabilities	8,955	10,316
Long-term borrowings and capital lease obligations	8,126	7,642
Other liabilities	13,700	12,591
Deferred income taxes	422	417
Total liabilities	31,203	30,966

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at March 31, 2016 - 960,450,000; December 31, 2015 - 958,388,000	288	288
Additional paid-in capital	11,140	11,081
Reinvested earnings	15,400	14,510
Accumulated other comprehensive loss	(9,951)	(9,396)
Common stock held in treasury, at cost (87,041,000 shares at March 31, 2016 and December 31, 2015)	(6,727)	(6,727)
Total DuPont stockholders' equity	10,387	9,993
Noncontrolling interests	211	207
Total equity	10,598	10,200
Total	$41,801	$41,166

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Three Months Ended March 31,
	2016	2015
Total Company

Net income	$1,232	$1,035
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	238	306
Amortization of intangible assets	122	140
Net periodic pension benefit cost	146	147
Contributions to pension plans	(88)	(124)
Gain on sale of businesses and other assets	(374)	—
Other operating activities - net	258	(1)
Change in operating assets and liabilities - net	(3,378)	(3,626)
Cash used for operating activities	(1,844)	(2,123)

Investing activities
Purchases of property, plant and equipment	(357)	(565)
Investments in affiliates	(1)	(45)
Proceeds from sale of businesses and other assets - net	193	25
Net decrease in short-term financial instruments	282	—
Foreign currency exchange contract settlements	(78)	442
Other investing activities - net	(12)	3
Cash provided by (used for) investing activities	27	(140)

Financing activities
Dividends paid to stockholders	(334)	(429)
Net increase (decrease) in borrowings	958	(309)
Repurchase of common stock	—	(282)
Proceeds from exercise of stock options	51	170
Other financing activities - net	(12)	(1)
Cash provided by (used for) financing activities	663	(851)

Effect of exchange rate changes on cash	20	(174)

Decrease in cash and cash equivalents	(1,134)	(3,288)

Cash and cash equivalents at beginning of period	5,300	6,910

Cash and cash equivalents at end of period	$4,166	$3,622

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow - Total Company
	Three Months Ended March 31,
	2016	2015
Cash used for operating activities (GAAP)	$(1,844)	$(2,123)
Purchases of property, plant and equipment	(357)	(565)
Free cash flow (Non-GAAP)	$(2,201)	$(2,688)

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) First quarter 2015 non-operating pension/OPEB costs includes an after-tax exchange loss on foreign pension balances of $23.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2016	2015	2016	2015	2016	2015
1st Quarter
Transaction costs (1)	$(24)	$(12)	$(21)	$(11)	$(0.02)	$(0.01)
Customer claims adjustment/recovery (2)	23	35	15	22	0.02	0.02
Gain on sale of entity (3)	369	—	214	—	0.24	—
Restructuring charges, net (4)	(77)	—	(48)	—	(0.06)	—
Asset impairment charge (5)	—	(37)	—	(30)	—	(0.03)
Ukraine devaluation (6)	—	(40)	—	(38)	—	(0.04)
1st Quarter - Total	$291	$(54)	$160	$(57)	$0.18	$(0.06)

(1)
First quarter 2016 included charges of $(24) recorded in selling, general and administrative expenses related to costs associated with the planned merger with the Dow Chemical Company and related activities.

First quarter 2015 included charges of $(12) recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment.

(2)
First quarter 2016 included a benefit of $23 in other operating charges for reduction in accrual for customer claims related to the use of the Agriculture segment's Imprelis® herbicide. At March 31, 2016, the company had an accrual balance of $16 which represents the company’s best estimate associated with resolving the remaining claims for this matter.

The company recorded insurance recoveries of $35 in other operating charges, in the first quarter 2015 in the Agriculture segment, for recovery of costs for customer claims related to the use of the Imprelis® herbicide.

(3)
First quarter 2016 included a gain of $369 recorded in other income, net associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity, which held certain buildings and other assets. The gain is reflected as a Corporate item.

(4)
First quarter 2016 included a $(2) restructuring charge recorded in employee separation/asset related charges, net associated with the 2016 Global Cost Savings and Restructuring Program. This charge was primarily due to the identification of additional projects in certain segments, offset by reduction in severance and related benefit costs due to workforce reductions achieved through non-severance programs. The net charge impacted segment earnings as follows: Agriculture - $(21), Electronics & Communications - $7, Industrial Biosciences - $1, Nutrition & Health - $1, Performance Materials - $(4), Protection Solutions - $3, Other - $(3), and Corporate expenses - $14.

First quarter 2016 included a $(75) restructuring charge recorded in employee separation/asset related charges, net related to the decision to not re-start the Agriculture segment's insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The charge included $(41) of asset related charges, $(18) of contract termination costs, and $(16) of employee severance and related benefit costs.

(5)
During first quarter of 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions. One of the primary investors has communicated they would not fund the revised operating plan of the investee. As a result, the carrying value of our 6% equity investment in this venture exceeds its fair value.

(6)
First quarter 2015 included a charge of $(40) in other income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended March 31,
SEGMENT NET SALES (1)	2016	2015
Agriculture	$3,786	$3,937
Electronics & Communications	452	517
Industrial Biosciences	352	350
Nutrition & Health	801	813
Performance Materials	1,249	1,381
Protection Solutions	729	790
Other	36	49
Consolidated net sales	$7,405	$7,837

	Three Months Ended March 31,
SEGMENT OPERATING EARNINGS (1)	2016	2015
Agriculture	$1,101	$1,138
Electronics & Communications	59	79
Industrial Biosciences	63	54
Nutrition & Health	104	86
Performance Materials	273	317
Protection Solutions	176	167
Other	(59)	(31)
Total segment operating earnings	1,717	1,810
Corporate expenses	(86)	(154)
Interest expense	(92)	(84)
Operating earnings before income taxes and exchange (losses) gains	1,539	1,572
Net exchange (losses) gains (2)	(121)	142
Operating earnings before income taxes (Non-GAAP)	$1,418	$1,714
Non-operating pension/OPEB costs (3)	(74)	(109)
Total significant items before income taxes	291	(54)
Income from continuing operations before income taxes (GAAP)	$1,635	$1,551

	Three Months Ended March 31,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (1)(4)	2016	2015
Agriculture	$(73)	$35
Electronics & Communications	7	—
Industrial Biosciences	1	—
Nutrition & Health	1	—
Performance Materials	(4)	—
Protection Solutions	3	—
Other	(3)	(37)
Total significant items by segment	(68)	(2)
Corporate expenses	359	(12)
Interest expense	—	—
Net exchange gains (losses)	—	(40)
Total significant items before income taxes	$291	$(54)

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
Reconciliation of Segment Operating Earnings and Operating Earnings EPS excluding the impact of currency (Non-GAAP)
Segment operating earnings and operating earnings per share excluding the impact of currency assumes current operating earnings results using foreign currency exchange rates in effect for the comparable prior-year period.

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2016
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings Excluding Currency	% Change
Agriculture	$1,138	$1,101	$(83)	$1,184	4%
Electronics & Communications	79	59	—	59	(25)
Industrial Biosciences	54	63	(1)	64	19
Nutrition & Health	86	104	(3)	107	24
Performance Materials	317	273	(19)	292	(8)
Protection Solutions	167	176	(6)	182	9
Other	(31)	(59)	(1)	(58)	(87)
Total segment operating earnings	$1,810	$1,717	$(113)	$1,830	1%

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2016
	Operating Earnings per share (Non-GAAP) (5)	Operating Earnings per share (Non-GAAP) (5)	Impact of Currency	Operating Earnings per share excluding currency (Non-GAAP) (5)	% Change
Operating Earnings per share (Non-GAAP) (5)	$1.26	$1.26	$(0.10)	$1.36	8%

(1) DuPont Sustainable Solutions, previously within the company's Safety & Protection segment (now Protection Solutions) was comprised of two business units: Clean Technologies (CleanTech) and Consulting Solutions.  Effective January 1, 2016, the CleanTech business is reported in the Industrial Biosciences segment and the Consulting Solutions business unit is reported within Other.  Reclassifications of prior year data have been made to conform to current year classifications.

(2)  See Schedule D for additional information on exchange gains and losses.  Three months ended March 31, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

(3) First quarter 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(4) See Schedule B for detail of significant items.
(5) See Schedule A for reconciliation of operating earnings per share.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended March 31,
	2016	2015
Income from continuing operations before income taxes (GAAP)	$1,635	$1,551
Add: Significant items (benefit) charge before income taxes	(291)	54
Add: Non-operating pension/OPEB costs (1)	74	109
Operating earnings before income taxes (Non-GAAP)	$1,418	$1,714
Less: Net income attributable to noncontrolling interests from continuing operations	6	4
Add: Interest expense	92	84
Adjusted EBIT from operating earnings (Non-GAAP)	1,504	1,794
Add: Depreciation and amortization	360	383
Adjusted EBITDA from operating earnings (Non-GAAP)	$1,864	$2,177

Reconciliation of Operating Costs to Consolidated Income Statement Line Items
Operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development costs, excluding significant items and non-operating pension/OPEB costs.

	Three months ended March 31, 2016				Three months ended March 31, 2015
	As Reported (GAAP)	Less: Significant Items (2)	Less: Non-Operating Pension/OPEB Costs	Operating Costs (Non-GAAP)	As Reported (GAAP)	Less: Significant Items (2)	Less: Non-Operating Pension/OPEB Costs	Operating Costs (Non-GAAP)
Other operating charges	$185	$(23)	$—	$208	$148	$(23)	$—	$171
Selling, general and administrative expenses	1,128	24	30	1,074	1,220	—	34	1,186
Research and development expense	418	—	11	407	479	—	13	466
Total	$1,731	$1	$41	$1,689	$1,847	$(23)	$47	$1,823

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as earnings excluding significant items and non-operating pension/OPEB costs.

	Year Ended December 31,
	2016 Outlook	2015 Actual
Operating EPS (Non-GAAP)	$ 3.05 - 3.20	$2.77

Significant items (2)
Transaction costs (3)	(0.40)	(0.07)
Gain on sale of entity	0.24	—
Restructuring charges, net	(0.06)	(0.58)
Customer claims adjustment/recovery	0.02	0.23
Litigation settlement	—	0.10
Asset impairment charge	—	(0.03)
Ukraine devaluation	—	(0.04)

Non-operating pension/OPEB costs - estimate (4)	(0.24)	(0.29)

EPS from continuing operations (GAAP)	$ 2.61 - 2.76	$2.09

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings (2)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other income, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended March 31,
	2016	2015
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains (losses)	$33	$(116)
Local tax benefits (expenses)	13	(118)
Net after-tax impact from subsidiary exchange gains (losses)	$46	$(234)

Hedging Program Gain (Loss)
Pre-tax exchange (losses) gains	$(154)	$258
Tax benefits (expenses)	55	(93)
Net after-tax impact from hedging program exchange (losses) gains	$(99)	$165

Total Exchange Gain (Loss)
Pre-tax exchange (losses) gains (5)	$(121)	$142
Tax benefits (expenses)	68	(211)
Net after-tax exchange losses	$(53)	$(69)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended March 31,
	2016	2015
Income from continuing operations before income taxes (GAAP)	$1,635	$1,551
Add: Significant items - (benefit) charge (2)	(291)	54
Non-operating pension/OPEB costs (1)	74	109
Less: Net exchange (losses) gains (5)	(121)	142
Income from continuing operations before income taxes, significant items, exchange gains (losses), and non-operating pension/OPEB costs (Non-GAAP)	$1,539	$1,572

Provision for income taxes on continuing operations (GAAP)	$406	$530
Add: Tax expenses on significant items	(131)	(3)
Tax benefits on non-operating pension/OPEB costs	28	30
Tax benefits (expenses) on exchange gains/losses	68	(211)
Provision for income taxes on continuing earnings, excluding exchange gains (losses) (Non-GAAP)	$371	$346

Effective income tax rate (GAAP)	24.8%	34.2%
Significant items and non-operating pension/OPEB costs effect	(3.4)	(1.7)
Tax rate, from continuing operations before significant items and non-operating pension/OPEB costs	21.4%	32.5%
Exchange gains (losses) effect	2.7	(10.5)
Base income tax rate from continuing operations (Non-GAAP)	24.1%	22.0%

(1) First quarter 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(2) See Schedule B for detail of significant items.
(3) The 2016 outlook for significant items includes the current estimate for full year 2016 transaction costs associated with the planned merger with The Dow Chemical Company and related activities.
(4) The 2016 estimate for non-operating pension/OPEB costs does not include additional settlements and curtailments expected during the remainder of the year as a result of actions associated with the 2016 global cost savings and restructuring plan.

(5) First quarter 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.